Exhibit 10.15

Pharmacy Services and Compounding Agreement

THIS PHARMACY SERVICES AGREEMENT (the “Services Agreement”) is entered and effective on the date fully executed by all parties hereinbelow (the “Effective Date”) by and between CareValidate Incorporated, a Delaware corporation (“Customer”), and Polomar Health Services, Inc. (“PMHS”), a publicly traded Nevada corporation and Polomar Specialty Pharmacy, LLC, a Florida limited liability company and wholly owned subsidiary of PMHS (collectively “Polomar”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Polomar operates a a 503A compounding pharmacy at its principal address located at 32866 US Highway 19 N, Palm Harbor, FL 34684 and is licensed or authorized to dispense sterile and non-sterile prescription medications in U.S. states and territories disclosed in Exhibit B attached hereto;

WHEREAS, Customer is a technology-driven healthcare organization that specializes in distribution services, marketing, production, and research & development (R&D). It serves a broad spectrum of clients, including home health services, and clients which operate websites, web platforms, or other online public interface for purposes of facilitating subscribing patient (generally, a “Patient”) access to integrated telehealth and traditional healthcare services, including, without limitation, pharmacy services; and

WHEREAS, Polomar and Customer seek to provide for a fulfillment arrangement whereby Polomar will (i) receive and process prescription medication orders (“Orders”) from duly licensed healthcare providers (generally, “Prescribers”), and (ii) dispense and deliver the prescribed medications to Patients.

NOW THEREFORE, in consideration of the foregoing recitals hereby incorporated by reference as material terms of this Services Agreement, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of all of which being hereby acknowledged, the Parties further agree as follows:

1. PHARMACY RESPONSIBILITIES

Upon receipt of a valid prescription, the Polomar shall:

a. Use its professional knowledge and experience to fill the prescription, which will be verified with the correct Patient information and contain sufficient detail to facilitate fulfillment of the prescription;

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b. Ship prescribed medication to Patient at the address(es) provided by Customer in connection on the prescription;

c. Maintain records of dispensing and shipping as required by applicable law but for a period of not less than three (3) years from dispensing of the medication;

d. Keep records of medications received and conduct periodic audits;

e. Comply with all applicable federal and state laws and regulations;

f. Counsel and educate Patients about their medications, making clinical pharmacy staff available to Patients for pharmacy practice questions related to such Patient’s prescribed therapy;

g. Process and ship valid prescriptions within two (2) business days from receipt of prescription;

i. Provide detailed dispensing reports (de-identified, unless Customer enters a valid and binding HIPAA business associate agreement with Polomar, attached hereto as Exhibit C) as mutually agreed and consistent with the scope of work as defined herein;

j. Purchase or otherwise arrange sufficient inventory to supply Orders through Polomar’s vendors and sources (wholesalers, distributors, manufacturers, etc.) pursuant to a rolling inventory forecast developed, managed, and regularly updated by cooperative efforts between the Parties;

k. Establish, in collaboration with Customer, an electronic notification protocol to communicate in real time any potential product shortages and product cost increases. Pharmacy shall provide Customer with prompt written notice of any anticipated or actual shortage affecting ancillary items or packaging supplies. Any substitutions must be approved in writing by Customer in advance, unless substantially equivalent and compliant with applicable regulations.

2. CUSTOMER RESPONSIBILITIES

2.1 Compliance with Law. Customer shall use reasonable commercial efforts to ensure compliance with all applicable federal and state laws and regulations, including, without limitation, as follows: a. The term “Order” as used everywhere herein refers to a valid prescription medication order (i) issued by a Prescriber appropriately licensed in the Patient’s state or other jurisdiction of residence in the context of a valid Prescriber-Patient relationship, and (ii) transmitted or communicated by the issuing Prescriber directly to the Pharmacy in a manner and form consistent with all applicable laws and pharmacy professional practice standards—and specifically not by any Patient (unless presented in hardcopy onsite at the Pharmacy) or by or through Customer or any other intermediary. b. Customer hereby warrants that all (purported) Orders made the subject of this Services Agreement shall conform to the foregoing requirements. c. Customer understands and agrees that a nonconforming or otherwise invalid prescription medication order (i) is not an Order, (ii) will be summarily rejected by the Pharmacy, and (iii) constitutes a material breach of this Services Agreement unless the result of innocent and reasonable mistake of fact.

2.2 Packaging and Shipping. Packaging and shipping specifications and instructions shall be defined in Exhibit A. Changes to packaging and shipping specifications and/or instructions must be mutually agreed upon by both Parties.

3. PAYMENT

3.1 Payment. Customer will compensate Pharmacy as provided on Exhibit “A” for each Order(s) fulfilled in accordance with this Services Agreement. Neither party will submit any claims to any third-party payors in connection with (i) the Prescription(s) filled by Pharmacy, or (ii) the professional services provided by pharmacists under this Services Agreement.

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3.2 Timing of Payment for Pharmacy Services. Polomar will provide Customer with a written or electronic report of pharmacy services rendered to Patients in accordance with Paragraph 1.i. for each calendar week (Monday thru Sunday), and Customer shall facilitate and guarantee payment from the applicable Patients at the agreed-upon rate, packaging, and shipping cost as set forth in Exhibit A. an iPharmacy shall invoice Customer every twenty-one (21) calendar days for services provided by Pharmacy to Customer pursuant to the terms this Agreement. Payment shall be due within fifteen (15) calendar days from receipt by the Customer of any invoice.

3.3 Service Charge. Customer will pay a service charge calculated at the rate of 1.0% per month (or the maximum rate allowed by law, if such rate is less than 1.0% per month) on any amount not paid to Pharmacy when due under the terms of the Services Agreement from the first day of delinquency. Failure or delay by Pharmacy in reporting to Customer in accordance with Paragraph 3.3 for pharmacy services rendered does not waive or otherwise impact Pharmacy’s right to receive payment therefor in accordance with this Services Agreement.

4. TERM AND TERMINATION

4.1 Term. This Services Agreement shall be for a period of 1 year. This Services Agreement shall automatically renew for additional one-year terms unless terminated in writing at least sixty (60) days before its then-current expiration date.

4.2 Immediate Termination. If either Party ceases or materially changes its operations; or if a writ of garnishment or levy, attachment, or execution relating to a debt of either Party is served upon the other Party and not removed within 30 days from the date of such service; or in the event of a negligent or intentional and material misrepresentation; or in the event of a material breach of this Services Agreement not corrected within 30 days of written notice to the non-breaching Party, then this Services Agreement may be terminated immediately at the option of the other Party, upon written notice as provided for. Upon receipt of such notice, both Parties shall immediately cease and terminate operating under this Services Agreement, and any outstanding payments shall be made under the terms of this Services Agreement.

4.3 Termination without Cause. Either party may terminate this Services Agreement without cause upon 90 days’ advance written notification.

5. EXCLUSIVITY

5.1 Exclusivity. The Parties hereto agree that nothing contained in this Services Agreement will be construed as creating an exclusive relationship between the parties, and nothing in this Services Agreement will prevent either Customer or Pharmacy from entering the same or similar relationship with others.

6. REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party, as follows:

6.1 Corporate Existence and Power. Each Party (i) is duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated or organized, and (ii) has the corporate power, authority, and legal right to enter this Services Agreement.

6.2 No Conflict. The execution and delivery of this Services Agreement and the Party’s performance of obligations hereunder do not conflict with or violate (i) any actually or constructively known requirement of applicable law, and (ii) any contractual obligation of such Party.

6.3 Compliance with Laws. Such Party shall perform its obligations under this Services Agreement in compliance with all federal, state, and local laws, regulations, and guidelines applicable to such entity and its obligations hereunder.

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6.4 Polomar Representations and Warranties. a. Polomar represents and warrants, as follows: a. All Order fulfillments (includes the prescription medications, and the processing, shipping, and handing thereof) under this Services Agreement shall be in accordance with all applicable laws, rules, and regulations, including, without limitation, the U.S. Food, Drug, and Cosmetic (FD&C) Act and its various analogues at state law, applicable state pharmacy practice acts, and their respective implementing rules and regulations. b. Pharmacy shall comply with all reporting requirements for pharmacies under federal and state rules and regulations.

6.5 Debarment Certification. (a). Both Parties hereby certify that they have not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a) and (b). In the event that during the term of this Services Agreement, any Party (i) becomes so debarred or (ii) receives notice of an action or threat of an action with respect to its debarment, that Party shall notify the other immediately. b. In the event that the Pharmacy becomes debarred, this Services Agreement shall automatically terminate without any further action or notice required by Customer. c. Both Parties hereby certify that they have not and will not use in any capacity the services of any individual, corporation, partnership, or association that has been debarred under 21 U.S.C. §355(a) or (b). In the event that a Party becomes aware of any such debarment (or investigation or threatened debarment), the offending service provider shall be immediately and completely disassociated until and unless exonerated or the debarment is lifted.

6.6 Independent Contractor. The Parties shall be considered to be independent contractors for all purposes under this Services Agreement, and are not employees, agents, borrowed servants, joint venturers, or partners. Neither Party shall be entitled to any benefits, coverages, or privileges, including, without limitation, Social Security, unemployment, workers’ compensation, medical or pension payments, or holiday/vacation pay, or other such benefits made available to employees of the other Party.

7. CONFIDENTIAL INFORMATION

7.1 Nondisclosure. Each Party agrees to maintain in strict confidence and not disclose to any third party any non-public, proprietary, or confidential information received from the other Party in connection with this Services Agreement, whether oral, written, digital, or in any other form, including but not limited to business strategies, pricing, operational processes, formulations, and any patient or customer-related data (“Confidential Information”).

Pharmacy further agrees that any compounding protocols, dosing formulas, packaging instructions, workflow processes, supplier relationships, or related operational insights shared by Customer shall be treated as Confidential Information, whether or not such information is marked or designated as confidential at the time of disclosure.

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Each Party shall use Confidential Information solely for the purpose of fulfilling its obligations under this Services Agreement and shall restrict access to such information to its employees, agents, or subcontractors who have a need to know and are bound by obligations of confidentiality at least as protective as those set forth herein. These obligations shall survive the termination of this Services Agreement for a period of five (5) years, or indefinitely with respect to trade secrets or any patient data governed by HIPAA or applicable law.

7.2 No Publicity. The Parties hereto acknowledge that PMHS is a publicly traded company subject to certain public disclosures mandated by the U.S. Securities and Exchange Commission (“SEC”) and that this contract may be subject to those disclosure requirements. Notwithstanding the foregoing, Polomar will not release any press releases or other publicity concerning the services provided herein without the Customer’s explicit written consent.

7.3 Allowed Disclosures. Notwithstanding the prohibitions set forth in the NDA or Sections 7.1 or 7.2, a Party may disclose the existence and terms of this Services Agreement to its existing and potential investors (includes prospective purchasers) to the extent reasonably required by those investors; provided, however, that (i) the disclosing Party must first ensure that such investors execute a confidentiality agreement containing terms at least as restrictive as those set forth in the NDA, and (ii) the non-disclosing Party must be named as a third-party beneficiary thereof, with full and unrestricted rights to pursue all manner of claims, relief, and damages available by law, statute, or contract directly from and against the investor in the event of a breach.

7.4 Patient Confidentiality and Ownership

Polomar acknowledges and agrees that all patient-related data, including but not limited to names, contact information, prescription details, order history, protected health information (PHI), and any personally identifiable information (PII) received, accessed, or processed in connection with this Services Agreement, shall be considered Confidential Information and the sole and exclusive property of Customer.

Polomar shall not, directly or indirectly, use, retain, copy, store, access, disclose, or transmit any such patient information for any purpose other than fulfilling its obligations under this Services Agreement. Upon termination or expiration of this Services Agreement, Pharmacy shall securely return or destroy (at Customer’s instruction) all patient data and certify in writing that it has not retained any copies, whether physical or electronic.

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Polomar shall not market, solicit, or communicate in any form with any Patient fulfilled under this Services Agreement, except as required to complete a valid Order and as permitted by Customer.

8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION

8.1 Indemnification. Each Party shall defend, indemnify, and hold harmless the other Party and its respective affiliates, directors, officers, employees, and representatives from and against any and all liability arising directly or indirectly out of: (a) any fraud, intentional misconduct, recklessness, wantonness, or gross negligence of such Party in the formation of or performance under this Services Agreement; and (b) a material breach of any warranty, representation, certification, or obligation of such Party under this Services Agreement.

8.2 Indemnity Process. Each Party agrees, to the extent reasonably practicable, to cooperate with the indemnifying party in the defense of any claims made by third parties including, but not limited to, (a) promptly notifying the indemnifying party of the liability to be indemnified; (b) allowing the indemnifying party to conduct and control (at the cost and expense of such indemnifying party) the defense of such a claim and any related settlement negotiations, except that neither party shall have the authority to make a final settlement of a dispute on behalf of any other party; and (c) affording all reasonable assistance to the indemnifying party (at the cost and expense of such indemnifying party).

8.3 Limitation of Liability. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, AND EXCEPT TO THE EXTENT PROXIMATELY CAUSED BY A PARTY’S FRAUD, INTENTIONAL MISCONDUCT, RECKLESSNESS, OR WANTONNESS, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS SERVICES AGREEMENT OR ITS SUBJECT MATTER.

9. RIGHT TO AUDIT AND DISPUTE RESOLUTION

9.1 Right to Audit. Both Parties have the right to conduct a reasonable audit or review the other’s records to establish or confirm compliance with this Services Agreement’s terms, including as to reported payment information, upon reasonable notice and at reasonable times. If such audit reveals a discrepancy in information and/or payment, the full amount of the discrepancy will be restored to the injured Party or Patient, as applicable. Associated costs and expenses shall be borne by the auditing Party. An audit or review under this Section 9.1 may be performed no more frequently than once per calendar quarter.

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Customer shall also have the right, upon reasonable advance notice, to inspect and audit Pharmacy’s records and facilities specific to the receipt, inventory, compounding, and fulfillment of Customer-supplied API. Pharmacy shall cooperate in good faith with such audits and make all relevant logs, batch records, compounding documentation, and inventory reports available for review.

9.2 Dispute Resolution Process.

a. In the event of a material dispute between the Parties arising from or relating to this Services Agreement or its subject matter, the aggrieved Party shall send a written request asking the other Party to meet and confer in an effort to settle the dispute. If no resolution is reached, then a sole arbitrator agreed upon by both Parties shall resolve such dispute in accordance with the then-existing commercial arbitration rules of the American Arbitration Association (the “AAA”).

b. Notwithstanding the foregoing, however, or anything to the contrary contained in such AAA’s rules, (i) the arbitration proceeding shall not be filed with or conducted by, through, or under the auspices of the AAA, except by mutual assent; and (ii) although the arbitrator(s) shall be selected in accordance with criteria, processes, and procedures established by such AAA rules, the arbitrator(s) actually selected need not be affiliated with the AAA—regardless of any AAA rule provision to the contrary.

c. The arbitration decision or award shall be binding on the Parties and judicially enforceable.

d. Arbitration fee and expenses shall be evenly divided between the Parties unless the arbitration decision or award mandates otherwise.

e. The provisions of this Section 9.2, including all subparts, shall not preclude either Party from commencing and prosecuting any action for equitable or injunctive relief of any kind or nature (including without limitation, any action commenced by either Party for specific performance of any obligations hereunder, or for obtaining a temporary or permanent restraining order) or to enforce the provisions of the Section 9.2 (e.g., for purposes of compelling binding arbitration, reducing an arbitration decision or award to an enforceable judgment, and recording, collecting on, or otherwise enforcing such judgment).

f. Except as agreed by the Parties in writing, the sole and exclusive location, jurisdiction, forum, and venue—whether as to any such arbitration proceeding, action for equitable or injunctive relief, or otherwise—for resolving such disputes shall be only the county or parish where the non-initiating (or initially non-complaining) maintains its principal place of business on the date the initial aggrieved Party requests an informal settlement conference pursuant to Paragraph 9.2.a.; provided, however, that the arbitration or award may be confirmed and/or enforced by any court of competent jurisdiction.

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10. INTELLECTUAL PROPERTY

Both Parties retain all right, title, and interest in and to their intellectual property, software, programs and offers, including intellectual property rights relating thereto, their software code, trademarks, trade names, logos, and branding.

11. MISCELLANEOUS

11.1 Governing Law. This Services Agreement shall be interpreted and construed under, and the rights of the Parties will be governed by, the laws of the state of Florida, without regard to choice or conflicts of law principles.

11.2 Notices. All notices and other communications between the Parties which shall or may be given pursuant to this Services Agreement shall be deemed to have been successfully given when delivered by (i) personal service to an officer or other managing agent of the recipient Party, or (ii) USPS Certified (RRR) or Priority Mail (with delivery confirmation) or national common carrier (with delivery confirmation) to the applicable address first above-written; provided, however, that routine business communications and interactions in the ordinary course, including, without limitation, dispensing reports, audit requests, inventory forecasts, and product shortages and cost increase notifications hereunder, will be deemed delivered when sent by facsimile transmission or email (attachment), with delivery confirmation. Any Party may change or supplement its address, email address, or facsimile number for purposes of receiving notices under this Services Agreement by written notice to the other Party.

11.3 Entire Agreement. This Services Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions, agreements, or understandings, whether written or oral, with respect to the subject matter hereof, as of the Effective Date. Terms or conditions different from or in addition to those in this Services Agreement contained in routine correspondence and communications in the ordinary course shall not be binding on the other Party unless specifically consented to in writing by its duly authorized representative.

11.4 Counterparts. This Services Agreement may be executed (i) in any number of counterparts, including electronic copies, all of which together shall constitute a single instrument, (ii) in whole or in part via commercially reasonable e-signature service (DocuSign, Adobe Sign, DropBox Sign, etc.).

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11.5 Assignment. This Services Agreement shall be binding upon and inure to the benefits of the Parties and their successors and assigns. Notwithstanding the foregoing, a Party may assign any or all its rights or obligations under this Services Agreement only with the prior written consent of the other Party. All professional Pharmacy services provided to Patients under this Services Agreement, including, without limitation, dispensing prescription medications, fulfilling prescription orders, and consulting with Patients and Prescribers, shall be performed by individual officers and employees of Pharmacy or of an entity described in Section 5.1; and nothing herein, including, without limitation, Section 6.6, shall be construed as authorizing Pharmacy to assign, (sub)contract, or otherwise outsource any such services to any other non-employee agent, (sub)contractor, or assignee not a party to this Services Agreement without Customer’s prior written consent.

11.6 Waiver. No failure by any Party to insist upon strict compliance with any term of this Services Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom, practice, or course of dealings of, by, or between the Parties at variance with any provision of this Services Agreement shall affect, or constitute a waiver of, a Party’s right to demand strict compliance with all provisions of the Services Agreement.

11.7 Force Majeure. If the performance of any part of this Services Agreement shall be prevented, restricted, interfered with, or otherwise materially affected for any duration by fire or other casualty, government restrictions, acts of terrorism, war, riots, strikes, or labor disputes, lockout, transportation delays, acts of God, or any other causes beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Services Agreement for such duration; provided, however, that the obligations relating to the payment, remittance, refund, or facilitation or guaranty thereof, as applicable, of undisputed amounts due to the other Party at the onset of any such foregoing casualty, event, or circumstance shall not be subject to the provisions of this Section 11.7. Without limiting the foregoing, financial considerations affecting a Party’s ability to make or to guarantee payment shall not be subject to this Section 11.7.

11.8 Severability. If any term of this Services Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Services Agreement will continue in full force and effect.

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11.9 Internet Security. The Parties acknowledge that the Internet is not a secure or reliable environment and that the ability to deliver internet services is dependent upon the internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment, firewall providers and encryption system developers, and other vendors and third parties. The Parties further acknowledge that use of the Internet entails many risks, including, without limitation, as to confidentiality, beyond reasonable control. Both Parties agree to take steps to ensure commercially reasonable encryption and other protocols remain in place to protect against unauthorized interception, corruption, use of, or access to confidential information.

11.10 Pricing & Product Changes. Changes to the unit prices and product offerings described in Exhibit A may be made by mutual agreement as evidenced by electronic or other written communications between the Parties’ respective officers or other managing agents, effective 5 business days thereafter. Either Party may revoke its agreement to such a change by written notice to the other Party delivered within the referenced 5-business-day period.

11.11 Mutual Record Disclosure. Each Party upon written request must send to the other Party (or that Party’s designee) records maintained in connection with this Services Agreement for compliance purposes with regard to Health Insurance Portability and Accountability Act (HIPAA), the Pharmaceutical Outsourcing Management Association (POMA), the National Association of Boards of Pharmacy (NABP), LegitScript, the FD&C Act, or other applicable laws and certification standards. Customer shall be governed by the Office of Inspector General (OIG) rules as a Business Associate and holds all records as a custodian during the term of this Services Agreement.

11.12 Acknowledgement Relating to Healthcare Decisions. The Parties acknowledge and agree that (i) the services provided by Customer to Patients are intended as an aid to, and not a substitute for, the knowledge, expertise, skill and judgment of Prescribers, pharmacists, or other health care professionals; (ii) Prescribers, pharmacists, or other health care professionals are individually responsible for acting or not acting upon information transmitted or facilitated by Customer; and (iii) Customer does not control or intervene in the healthcare decisions made or actions taken by Patients, Prescribers, pharmacists, or other health care professionals. Customer acknowledges and agrees that Pharmacy does not authorize Customer to take any steps or provide any information that might be construed as a substitute for the knowledge, expertise, skill and judgment of Patients, Prescribers, pharmacists, or other health care professionals. In addition, except as expressly stated in this Services Agreement, Customer has no right to generate or transmit any information on Pharmacy’s behalf.

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11.13 Amendments. Except as provided under Section 11.10, amendments, modifications, supplements, and other changes to this Services Agreement can be made only in writing executed by both Parties.

11.14 Tariffs

The Parties hereto acknowledge that certain supplies utilized by Polomar in fulfillment of this agreement may be subject to the payment of import tariffs. In the event that any such tariffs increase Polomar’s costs by more than three (3) percent, then Polomar may increase the amount charged to Customer by the amount of any increase, subject to substantiation by Polomar. Notwithstanding the foregoing, regardless of any increased costs due solely to any increased tariffs, Polomar shall not raise the current prices charged to Customer for seventy-five (75) days from the effective date hereof.

12. SLA ENFORCEMENT & PENALTIES FOR DELAYED PROCESSING

12.1 Service Level Agreement (SLA). As stated in Section 1(h), Polomar agrees to process and ship all valid Orders within two (2) business days of receipt. Any failure to process and ship an Order within three (3) business days shall constitute a breach of this Service Level Agreement (“SLA Breach”), unless such delay is (i) caused by force majeure as defined in Section 11.7, or (ii) the result of a product shortage previously disclosed pursuant to Section 1(k).

12.2 Penalties for SLA Breach. For each SLA Breach, the following penalties shall apply, based on the number of business days from receipt of a valid Order to the time of actual shipment: Day 4: Polomar shall incur a 5% reduction in payment for the affected Order. Day 5: Polomar shall incur a 10% reduction in payment for the affected Order. Day 6 or later: Pharmacy shall incur a 15% reduction in payment for the affected Order or Customer may cancel the Order.

12.3 Application of Penalties. The penalty amounts described in Section 12.2 shall be applied as a deduction from the next scheduled payment due to Polomar under this Services Agreement. Customer shall provide Pharmacy with a detailed reconciliation of all SLA Breaches and associated deductions.

12.4 Recurring SLA Breaches. If SLA Breaches occur with respect to more than five percent (5%) of Orders in any calendar month, Polomar agrees to: (a) participate in a root-cause analysis call or meeting with Customer within five (5) business days of written notice; and (b) submit a written remediation plan to address the delays within ten (10) business days thereafter.

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12.5 Termination for Chronic SLA Breach. If Polomar fails to maintain SLA compliance (defined as no more than 5% of Orders breached) for two (2) consecutive calendar months, Customer may terminate this Services Agreement with thirty (30) days’ written notice, notwithstanding any other provisions regarding termination.

13. Modifications and Scope Expansion

The Parties agree that additional services, compounded formulations, medications, and responsibilities may be incorporated into this Services Agreement from time to time by mutual written consent. Such additions shall be made via amendment, revised Exhibit A, or written confirmation between authorized representatives. Any new obligations shall be subject to the terms of this Services Agreement unless otherwise expressly stated.

14. Product Recalls & Safety

Pharmacy shall notify Customer in writing within twenty-four (24) hours of becoming aware of any adverse event, product defect, recall, contamination, or other condition affecting the safety, sterility, or efficacy of any compounded medication using Customer-supplied API. Pharmacy shall cooperate fully with any investigation or mitigation effort and shall maintain documentation of all lot-level activities and records to support traceability.

16. Survival

The termination or expiration of this Services Agreement shall not relieve either Party of any obligation that has accrued prior to such termination or expiration. Without limitation, the rights and obligations set forth in the following provisions shall expressly survive the termination or expiration of this Services Agreement: Sections 3 (Payment), 6 (Representations and Warranties), 7 (Confidential Information), 8 (Limitations of Liability and Indemnification), 9.2 (Dispute Resolution), 15 (Survival), and 17 (Non-Circumvention and Non-Solicitation).

17. Non-Circumvention and Non-Solicitation

Polomar agrees that, during the term of this Services Agreement and for a period of three (3) years following its termination or expiration, pharmacy, nor its officers, owners, agents, employees, or subcontractors, shall directly or indirectly engage in the following actions, except in fulfilling their respective duties under this Services Agreement or as otherwise mutually agreed to in writing:

1.	Polomar shall not solicit, contact, or attempt to do business with any patient, customer or referral partner that was introduced to pharmacy through or in connection with this Services Agreement, or that was referred by or originated from customers clients platform, marketing, or operations, for the purpose of offering competing services, medications, or pharmacy fulfillment, when acquired through customers or customers clients platforms. For the avoidance of doubt, any patients or customers who are introduced or acquired through customers or customers client’s platforms shall remain the patients or customers of the customer and shall not be considered as pharmacies own or independently acquired. Specifically, any patients that come through the Customer or customers client platform will remain the Customer’s patients and shall not be considered as Polomar’s own or independently acquired.

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2.	Encourage, solicit, or assist any other person or entity to encourage or solicit any employee, representative, consultant, or independent contractor to leave the employment or service of the customer for any reason, or interfere in any other manner with such relationships.

3.	Employ, hire, retain, or assist any other person or entity to employ, hire, or retain employees or independent contractors of the customer to work or provide independent consulting for any other person or entity.

4.	Solicit or transact business of the type engaged in by customer with any customer, client, vendor, supplier, licensor, licensee, partner, or other business affiliate of the customer with whom contact was made during the term of this Services Agreement, for any reason.

5.	Solicit, induce, or incite any customer, client, vendor, supplier, licensor, licensee, partner, or other business affiliate of the customer to terminate or violate its existing relationship or any other agreement or arrangement with the customer, or interfere in any other manner with any existing relationship or agreement between the other party and such customer, client, vendor, supplier, licensor, licensee, or business affiliate.

Polomar further agrees that it shall not use any knowledge, data, processes, or infrastructure obtained through this Services Agreement to create or support a competing business model or offering those services the same market segment as Customer.

This Section shall survive termination of the Services Agreement and shall not apply to any patient or business partner that was independently acquired by Pharmacy prior to the Effective Date, as evidenced by written documentation.

18. Fulfillment Defects and Reshipment Liability

Polomar shall be fully responsible for the integrity, accuracy, and condition of all compounded medications shipped under this Services Agreement, including adherence to cold chain requirements where applicable. If any Order is incorrectly filled, mislabeled, damaged, rendered unusable due to broken vials or compromised packaging, or received outside of proper temperature control, Pharmacy shall, at its sole expense, promptly replace and reship the affected Order.

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Polomar shall also be responsible for replacing and reshipping any Order that is lost in transit, delivered to the incorrect address, or otherwise not received by the intended Patient. Pharmacy shall utilize commercially reasonable shipping and address verification protocols provided by recognized shipping carriers (e.g., USPS, UPS, FedEx) to validate addresses prior to shipment and ensure successful delivery.

Pharmacy shall not charge Customer or Patient for any replacement or reshipment due to Pharmacy error, packaging failure, temperature excursion, or carrier-related delivery issue.

All replacement shipments shall be processed and dispatched within forty-eight (48) business hours of Pharmacy’s receipt of notification from Customer or Patient.

IN WITNESS WHEREOF, the Parties hereto have caused this Pharmacy Services Services Agreement to be executed by their duly authorized representatives as of the Effective Date.

CareValidate Incorporated

By:	/s/ Jiten Chhabra
Name:	Jiten Chhabra
Title:	COO and Chief Medical Officer
Date:	9/26/25

Polomar Health Services, Inc.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	CEO/President
Date:	9/23/25

Polomar Specialty Pharmacy, LLC

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	Manager
Date:	9/23/25

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Exhibit A

Pharmacy shall bill Customer only for services rendered, including compounding, packaging, shipping, and ancillary dispensing items.

Product	Dosage	Price	Supply
Semaglutide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	.25mg weeks 1-4	$41.00	One (1) 3ml vial

Semaglutide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	.50mg weeks 5-8	$44.00	One (1) 3ml vial

Semaglutide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	1.0mg weeks 9-12	$47.00	One (1) 3ml vial

Semaglutide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	1.7mg weeks 13-16	$51.00	One (1) 3ml vial

Semaglutide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	2.4mg thereafter	$64.00	One (1) 3ml vial every 28 days

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	2.5mg weeks 1-4	$74.00	One (1) 3ml vial

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	5.0mg weeks 5-8	$78.00	One (1) 3ml vial

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	7.5 weeks 9-12	$82.00	One (1) 3ml vial

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	10mg weeks 13-16	$105.00	One (1) 3ml vial

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	12.5 weeks 17-20	$111.00	One (1) 3ml vial

Tirzepatide w/ Vitamin B12 (Cyanocobalamin 1000mcg per 1 ml)	15mg thereafter	$118.00	One (1) 3ml vial every 28 days

Bundled Ancillary Items and Dispensing Inclusions

All GLP-1 medication Orders dispensed under this Services Agreement shall include, at no additional cost to Customer or Patient, the following ancillary items and fulfillment components as part of the standard fulfillment package:

●	cold pack shipping
●	Five (5) syringes
●	Five (5) alcohol swabs

Expansion of Scope – Additional Products and Services

The Parties acknowledge and agree that additional medications, compounded formulations, ancillary items, clinical services, or other offerings may be added to this Exhibit A from time to time by mutual written agreement. Such additions shall be evidenced by a revised or supplemental Exhibit A or by written confirmation (including electronic communications) between the Parties’ authorized representatives. Upon such agreement, any newly added items shall be deemed incorporated by reference into this Services Agreement and subject to all terms and conditions herein, unless otherwise expressly stated.

Initial Commitment

The parties acknowledge that Polomar shall utilize its commercial best efforts to increase prescription capacity for the products herein. Present daily capacity is 100 prescriptions per day. The joint plan is to grow the daily amount very rapidly based on pricing given by Polomar Health Services. The pricing given confirms the long-term partnership with the 503B upon opening on all other medications with volume.

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Exhibit B

POLOMAR STATE LICENSES

STATE	License #	Renewal Date	Notes
Arizona	Y009746	10/31/25
California	Pending
Colorado	OSP.007889	10/31/26
Connecticut	PCN.0004233	8/31/26
Delaware	A9-0013032	9/30/26
D.C.	Pending
Florida	PH35196/PH35277	2/28/27
Georgia	PHNR002627	6/30/26
Hawaii	PMP-2093-0	12/31/25
Idaho	4361779	12/31/25
Illinois	54.022818	3/31/26
Indiana	64903585A	12/31/25
Maine	MO40003446	12/32/25
Maryland	PO8993	11/30/25
Mississippi*	18642	12/31/25	Non-Sterile Only
Montana	PHA-MOP-LIC-102662	11/30/25
Nevada	PH04690	10/31/26
New Jersey	28RO002505500	6/30/26
New Mexico	PH00005753	12/31/25
New York	40749	12/31/26
North Carolina	15407	12/31/25
North Dakota	Phar2125	6/30/26
Ohio	240000407	3/31/26
Oregon	Pending
Pennsylvania	NP002131	8/31/26
Rhode Island	PHN12584	9/30/25
South Carolina	22718	6/30/25
South Dakota	400-2431	6/30/26
Tennessee	Pending
Utah	138681-40-1708	9/30/25
Vermont	36.0134892	7/31/25
Washington	A57064526	2/27/26
Wisconsin	3301-43	5/31/26
Wyoming	NR-52341	6/30/26

* Requires NABP Compounding Certification

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Exhibit C

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (“BAA”) is entered into as of the Effective Date of the Pharmacy Services Agreement (“Underlying Agreement”) by and between CareValidate Incorporated (“Covered Entity”) and Polomar Health Services, Inc. (“Business Associate”).

1. Purpose. This BAA governs the use and disclosure of Protected Health Information (“PHI”) received, created, maintained, or transmitted by Business Associate in the course of performing services under the Underlying Agreement, in accordance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations.

2. Permitted Use and Disclosure. Business Associate may use or disclose PHI solely as necessary to perform its obligations under the Underlying Agreement and as permitted or required by law. Business Associate shall not use or disclose PHI in any manner inconsistent with HIPAA.

3. Safeguards. Business Associate shall implement appropriate administrative, physical, and technical safeguards to protect PHI from unauthorized use or disclosure and shall comply with the HIPAA Security Rule (45 CFR §§ 164.308, 164.310, and 164.312).

4. Reporting. Business Associate shall promptly report to Covered Entity any unauthorized use or disclosure of PHI or any security incident involving PHI, including breaches as defined under HIPAA, and shall cooperate in any required notifications.

5. Subcontractors. Business Associate shall ensure that any subcontractor or agent that receives PHI agrees in writing to comply with the same restrictions and conditions.

6. Access and Amendment. Business Associate shall make PHI available to Covered Entity for access and amendment by individuals, and for accounting of disclosures, in accordance with HIPAA requirements.

7. Termination. Upon termination of the Underlying Agreement, Business Associate shall return or securely destroy all PHI, if feasible. If return or destruction is not feasible, Business Associate shall continue to safeguard the PHI.

8. Survival. The obligations of Business Associate under this BAA shall survive termination of the Underlying Agreement for as long as Business Associate retains any PHI.

9. Incorporation. This BAA is incorporated by reference into the Pharmacy Services Agreement and is effective as of the Effective Date of that Agreement.

[Remainder of Page Intentionally Blank]

Pharmacy Services and Compounding Agreement	17 of 18

IN WITNESS WHEREOF, the Parties have executed this Business Associate Agreement as of the Effective Date of the Underlying Agreement.

CareValidate Incorporated

By:	/s/ Jiten Chhabra
Name:	Jiten Chhabra
Title:	COO and Chief Medical Officer
Date:	9/26/25

Polomar Health Services, Inc.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President/CEO
Date:	9/23/25

Polomar Specialty Pharmacy, LLC

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	Manager
Date:	9/23/25

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